Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 2-80037, 33-18081, 33-23793, 33-41485, 33-45479, 33-55825, 33-58851, 33-64345 and 333-08141 of Sears, Roebuck and Co.; Registration Statement No. 333-92082 of Sears, Roebuck and Co. and Sears Roebuck Acceptance Corp.; Registration Statement Nos. 33-64775, 333-18591, and 333-43309 of Sears, Roebuck and Co. and Sears, Roebuck and Co. Deferred Compensation Plan; Registration Statement No. 333-102114 of Sears, Roebuck and Co. and the Sears 401(K) Savings Plan (formerly, The Savings and Profit Sharing Fund of Sears Employees and the Sears 401(K) Profit Sharing Plan) and Lands’ End, Inc. Retirement Plan; Registration Statement No. 333-38131 of Sears, Roebuck and Co. and the Sears Associate Stock Ownership Plan; Registration Statement No. 333-52056 of Sears, Roebuck and Co. and the 2000 Employee Stock Plan; Registration Statement No. 333-72514 of Sears, Roebuck and Co. and the 2001 Broad-Based Stock Option Plan; and Registration Statement No. 333-87942 of Sears, Roebuck and Co. and the 2002 Non-Employee Director Stock Plan, of our report dated March 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles for goodwill in 2002 and methods of accounting for credit card securitizations, derivative instruments and hedging activities in 2001) appearing in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 3, 2004.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Chicago, Illinois
March 9, 2004